Exhibit 10.1

Certain portions of this exhibit have been redacted in compliance with Item 601(b)(10)(iv) of Regulation S-K because they are both not material and are the type of information that the registrant treats as private or confidential. Redacted information is indicated by [***].

KULR TECHNOLOGY CORPORATION

May 21, 2026

Shawn Canter

Via e-mail

Dear Shawn:

This letter sets forth the substance of the separation agreement (the “Agreement”) that KULR Technology Corporation (the “Company”) is offering to you to aid in your employment transition.

1.     Separation. Your last day of work with the Company and your employment termination date will be May 22, 2026 (the “Separation Date”).

2.     Final Pay. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.

3.     Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

4.     Equity Awards; trading status.

(a)     Vesting. Under your equity award agreement(s) and applicable plan documents, vesting of unvested equity awards ceases as of the Separation Date, except as expressly provided otherwise herein or in the applicable award agreement. Vested equity awards and shares remain outstanding and owned by you, subject to the applicable award agreement(s), plan documents, this Agreement, and applicable law.

(b)     MNPI. The Company confirms that, as of the Effective Date, you are not in a Company imposed blackout, are not in possession of material nonpublic information by reason of your prior service, and will no longer be subject to the Company’s Insider Trading Policy. The Company will not impose any trading restriction based on your former status; provided that nothing herein authorizes trading while in possession of material nonpublic information or in violation of applicable securities laws. Upon reasonable request within six (6) months of the Effective Date, the Company will provide a dated “no blackout/no MNPI” refresh within two (2) business days.

(c)     Resale and Legend Removal. The Company confirms that your vested shares are covered for resale under an effective Form S 8 (File No. 333-291824) with a current reoffer prospectus naming you as a selling stockholder, and will provide a copy upon request. Within five (5) business days of your complete written request, the Company will deliver (directly or through counsel) a legend-removal opinion and instruct the transfer agent to remove restrictive legends and stop-transfer notations and re register shares as unrestricted. The transfer agent will process within five (5) business days of receipt. If Company counsel fails to deliver timely, the Company will accept an opinion from independent securities counsel of your selection. The Company will not place any stop transfer or trading restriction based on your former status.

(d)     Compliance Responsibility. You remain solely responsible for compliance with applicable securities laws, and all other rights and obligations under the applicable award agreement(s), plan documents, and applicable law continue in effect..

5.     Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.     Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.     Mutual Non-disparagement. Except to the extent permitted by the Protected Rights section below: (a) you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (b) the Company agrees to instruct each of its current executive officers and directors and its consultant, Atish Bagrodia, not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this paragraph, you and the Company (and each of its executive officers and directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation and nothing in this provision shall limit any executive officer, director or consultant from making truthful statements that are made in good faith in the proper performance of their duties or services for the Company. For the avoidance of doubt, the immediately preceding exception shall not permit Company executive officers, directors or the aforesaid Mr. Bagrodia to make gratuitous, unnecessary, or malicious statements about you under the guise of performing their duties, and the good-faith requirement in the second sentence of this section shall be construed to protect your interests under this provision. In addition, nothing in this provision or this Agreement prohibits or restrains you or anyone else from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

8.     Releases of Claims.

(a)             Your General Release of Claims against the Company. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)             Scope of Your Release. Your general release above includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Texas Human Rights Act, claims under the Texas Labor Code (including the Texas Payday law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)             Your ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

(d)             The Company’s Release of Claims against You. In exchange for the consideration provided to the Company under this Agreement to which the Company would not otherwise be entitled, the Company hereby releases you from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this Agreement; provided however, that the Company’s release herein shall not extend to any claims for infringement of the Company’s intellectual property, improper use or disclosure of the Company’s confidential information, or misappropriation of the Company’s trade secrets.

(e)             Section 1542 Waiver. In giving the releases herein, which include claims which may be unknown at present, you and the Company acknowledge that having read and understood Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the respective parties’ releases of claims herein, including but not limited to the release of unknown claims.

(f)              Exceptions. Notwithstanding the foregoing: (i) you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) you and the Company are not releasing the other party from any claims that cannot be waived by law; and (iii) you and the Company are not releasing the other party from any claims for breach of this Agreement.

(g)             Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to another party. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you or they have reason to believe is unlawful; or (ii) waives any rights you or anyone else may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9.     Return of Company Property. You agree that, within five (5) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company device and account login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

10.   Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

11.   No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.   Cooperation. You agree to cooperate fully with the Company in connection with the completion of any standard HR related exit documents and with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages), and other than with regard to standard HR related exit documents, will pay you at an hourly rate of $ 300.00 per hour for time requested and spent by you, such time spent to include pre-approved travel and transportation time on a door-to-door basis and will make reasonable efforts to accommodate your scheduling needs.

13.   No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.   Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.  Effective Date. You understand that this Agreement shall be null and void if not executed by you, and returned to the Company, within twenty-one (21) calendar days after receipt of the Agreement from the Company. This Agreement will become effective on the eighth day after you sign it, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).

16.  Miscellaneous. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if you do not timely sign and return this Agreement to the Company.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Michael Mo
Michael Mo
CEO & Founder

I have read, understand and agree fully to the foregoing Agreement:

/s/ Shawn Canter
Shawn Canter

May 21, 2026
Date

Exhibit A

Proprietary Information Agreement

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